Exhibit 99.1

AGCO Corporation	NEWS RELEASE
www.agcocorp.com

For Immediate Release	CONTACT:
Wednesday, May 2, 2007	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FIRST QUARTER RESULTS
Improving South American Market Drives Growth in Sales and Earnings
     DULUTH, GA — May 2 — AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.26 per share for the first quarter of 2007. For the first quarter of 2006, AGCO reported net income of $0.19 per share. Net sales for the first quarter of 2007 were $1.3 billion, an increase of approximately 14% compared to the same period in 2006.
     “Strong performance from our South American operations contributed to our results in the first quarter,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “The improving conditions in the Brazilian agricultural machinery market fueled sales growth of approximately 34% in our South American business. The additional sales volume allowed us to leverage the improvements we have made in our cost structure in South America, resulting in double-digit operating margins for the region. We saw sales growth in both our Massey Ferguson and Valtra brands, which when combined, have a leading market position in Brazil. The strength of our full product lines and our superior dealer networks has us well positioned in this important region. In addition, our first quarter earnings benefited from lower net interest costs resulting from our improved net debt position.”
     “The quarter also was marked by the initial production in Europe of the new Fendt 900 series high horsepower tractors,” Mr. Richenhagen continued. “This launch reinforces Fendt’s role as a pioneer in agricultural engineering and superior design. As previously discussed, our controlled roll-out of the new high horsepower tractor model impacted our sales mix in the first quarter of 2007 and resulted in lower margins in our Europe/Africa/Middle East segment. Strong performance by our Massey Ferguson and Valtra brands in Europe partially offset the weaker sales mix and supplier constraints experienced at Fendt. The 900 series is being well received by our customers, and we expect strong sales and improved margins in our European business for the remainder of 2007.”

     First Quarter Results
     Net sales for the first quarter of 2007 increased approximately 14% to $1,332.6 million compared to $1,169.8 million for the first quarter of 2006. For the first quarter of 2007, AGCO reported net income of $24.5 million, or $0.26 per share. For the first quarter of 2006, AGCO reported net income of $17.3 million, or $0.19 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $17.4 million, or $0.19 per share, for the first quarter of 2006.
     AGCO’s net sales, excluding the impact of currency translation of $75.6 million, increased approximately 7.5% in the first quarter of 2007 compared to the same period in 2006. Net sales increased in all four of AGCO’s geographical segments, with the strongest sales increase in South America where improved market conditions in Brazil led to higher sales. European sales increased due to strong growth in Scandinavia, Finland and the United Kingdom, partially offset by weaker sales in Germany. In North America, net sales increased slightly in 2007 compared to 2006 consistent with the moderate increase in industry demand. Sales were slightly higher in AGCO’s Asia/Pacific region despite soft market conditions.
     For the first quarter of 2007, income from operations increased approximately $1.7 million compared to 2006 resulting from the increase in net sales. First quarter gross margins were below 2006 due to brand and product mix. Unit production of tractors and combines for the first quarter of 2007 was approximately 5% above 2006 levels.
     In AGCO’s Europe/Africa/Middle East region, income from operations decreased approximately $4.2 million in the first quarter of 2007 compared to 2006 due to a weaker sales mix and lower operating margins caused by the phasing of the new Fendt 900 series production, as well as supplier constraints in Germany that limited sales in the first quarter. Growth from the Massey Ferguson and Valtra brands contributed to a 5% increase in net sales, excluding currency impact, and helped to partially offset the operating income decline.
     Income from operations in AGCO’s South America region increased approximately $8.5 million for the first quarter of 2007 compared to 2006. Industry demand in South America was above 2006 levels, resulting in an increase in AGCO’s net sales in South America, excluding currency impact, of approximately 30% for the first quarter of 2007. Operating margins increased approximately 2.5% in the first quarter of 2007 compared to the first quarter of 2006. Higher sales volumes combined with ongoing process improvements and cost reduction initiatives provided favorable operating leverage.
     In North America, income from operations decreased approximately $1.9 million in the first quarter of 2007 compared to 2006. Income from operations in the first quarter of 2007 was lower primarily due to negative currency impacts on products sourced from Brazil and Europe, partially offset by sales growth.
     Income from operations in the Asia/Pacific region decreased approximately $0.6 million in the first quarter of 2007 compared to 2006. The reduction in operating income was primarily due to a weaker sales mix in Australia, where the severe drought has resulted in lower sales of combines and high horsepower tractors.

     Regional Market Results
     North America — Industry unit retail sales of tractors for the first quarter of 2007 increased approximately 1% over the comparable prior year period resulting from an increase in the utility tractor segment largely offset by decreases in the compact and high horsepower tractor segments. Industry unit retail sales of combines for the first quarter of 2007 increased approximately 13% from the prior year period. AGCO’s unit retail sales of tractors were lower and combines were higher in the first quarter of 2007 compared to 2006.
     Europe — Industry unit retail sales of tractors for the first quarter of 2007 increased approximately 3% compared to the prior year period. Retail demand improved in most of the major markets of Europe, but declined in Italy and Spain. AGCO’s unit retail sales for the first quarter of 2007 were higher when compared to the prior year period.
     South America — Industry unit retail sales of tractors increased approximately 25% and industry unit retail sales of combines increased approximately 30% for the first quarter of 2007 compared to the prior year period. Unit retail sales of tractors and combines in the major market of Brazil increased approximately 31% and 57%, respectively, during the first quarter of 2007 compared to 2006. AGCO’s South American unit retail sales of tractors and combines also increased in the first quarter of 2007 compared to 2006.
     Rest of World Markets — Outside of North America, Europe and South America, AGCO’s net sales for the first quarter of 2007 were approximately 28% higher than 2006 due to higher sales in Africa and Asia.
     “Strong commodity prices supported industry demand across much of the globe in the first quarter,” stated Mr. Richenhagen. “In Europe, industry retail sales are benefiting from higher farm income in 2006 and the continuing strong growth in Eastern and Central Europe. In North America, higher commodity prices and improving farmer sentiment contributed to modest improvement in retail demand in the first quarter. The sugar cane sector remains strong in Brazil, and a better grain harvest has increased industry demand.”
     Outlook
     Industry retail sales of farm equipment in 2007 in all major markets are expected to be flat or above 2006 levels. In North America, 2007 farm income is expected to increase slightly as the benefit of strong commodity prices is offset by higher input costs and lower government subsidies. As a result, sales of farm equipment in 2007 are also expected to increase slightly. Improved farm income in Brazil is expected to support an increase in industry sales this year. However, high levels of farmer debt, especially in the mid-west region, could impact Brazilian demand for the remainder of 2007. Industry demand in Europe is expected to be relatively flat compared to 2006 with growth in Central and Eastern Europe offsetting small declines in Western Europe.
     AGCO’s net sales for the full year of 2007 are expected to grow 8% to 9% compared to 2006, driven primarily by improving market conditions in South America, continued growth in

Europe and currency impacts. For the full year, AGCO is targeting earnings per share of approximately $1.45 with earnings improvements resulting primarily from sales growth and lower interest costs. The earnings target continues to include investments in the form of increased engineering expenses, plant restructurings, system initiatives, new market development, and distribution expenditures, all of which support the Company’s strategic direction. In addition, ongoing working capital initiatives are expected to produce strong cash flow.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, May 2, 2007. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements which are not historical facts, including projections of margin improvement, industry demand, net sales, earnings per share, farm income and cash flow, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2006. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies.

These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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     About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,200 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia and, in 2006, had net sales of $5.4 billion.
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     Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$157.4	$401.1
Accounts and notes receivable, net	734.7	677.1
Inventories, net	1,227.5	1,064.9
Deferred tax assets	32.7	36.8
Other current assets	109.6	129.1

Total current assets	2,261.9	2,309.0
Property, plant and equipment, net	650.2	643.9
Investment in affiliates	196.2	191.6
Deferred tax assets	106.5	105.5
Other assets	68.1	64.5
Intangible assets, net	205.9	207.9
Goodwill	601.6	592.1

Total assets	$4,090.4	$4,114.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.3	$6.3
Convertible senior subordinated notes	201.3	201.3
Accounts payable	684.8	706.9
Accrued expenses	561.1	629.7
Other current liabilities	59.1	79.4

Total current liabilities	1,512.6	1,623.6
Long-term debt, less current portion	583.3	577.4
Pensions and postretirement health care benefits	268.8	268.1
Deferred tax liabilities	132.2	114.9
Other noncurrent liabilities	43.2	36.9

Total liabilities	2,540.1	2,620.9

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	916.7	908.9
Retained earnings	798.6	774.1
Accumulated other comprehensive loss	(165.9)	(190.3)

Total stockholders’ equity	1,550.3	1,493.6

Total liabilities and stockholders’ equity	$4,090.4	$4,114.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2007	2006
Net sales	$1,332.6	$1,169.8
Cost of goods sold	1,113.2	963.5

Gross profit	219.4	206.3

Selling, general and administrative expenses	137.2	126.6
Engineering expenses	32.4	31.6
Restructuring and other infrequent expenses	—	0.1
Amortization of intangibles	4.2	4.1

Income from operations	45.6	43.9

Interest expense, net	6.7	13.6
Other expense, net	8.6	6.5

Income before income taxes and equity in net earnings of affiliates	30.3	23.8

Income tax provision	12.8	12.6

Income before equity in net earnings of affiliates	17.5	11.2

Equity in net earnings of affiliates	7.0	6.1

Net income	$24.5	$17.3

Net income per common share:
Basic	$0.27	$0.19

Diluted	$0.26	$0.19

Weighted average number of common and common equivalent shares outstanding:
Basic	91.3	90.5

Diluted	94.8	90.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net income	$24.5	$17.3

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	26.2	23.2
Deferred debt issuance cost amortization	1.1	1.1
Amortization of intangibles	4.2	4.1
Stock compensation	1.7	1.3
Equity in net earnings of affiliates, net of cash received	(3.1)	(3.0)
Deferred income tax provision	2.4	2.2
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(58.8)	(29.5)
Inventories, net	(150.9)	(185.4)
Other current and noncurrent assets	17.2	6.4
Accounts payable	(29.0)	28.8
Accrued expenses	(64.7)	(42.0)
Other current and noncurrent liabilities	(6.8)	1.5

Total adjustments	(260.5)	(191.3)

Net cash used in operating activities	(236.0)	(174.0)

Cash flows from investing activities:
Purchase of property, plant and equipment	(23.7)	(23.4)
Proceeds from sales of property, plant and equipment	0.3	1.1

Net cash used in investing activities	(23.4)	(22.3)

Cash flows from financing activities:
Proceeds from debt obligations, net	10.1	21.0
Proceeds from issuance of common stock	6.0	0.4
Payment of debt issuance costs	(0.2)	—

Net cash provided by financing activities	15.9	21.4

Effect of exchange rate changes on cash and cash equivalents	(0.2)	6.6

Decrease in cash and cash equivalents	(243.7)	(168.3)
Cash and cash equivalents, beginning of period	401.1	220.6

Cash and cash equivalents, end of period	$157.4	$52.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the first quarter of 2007 and 2006, the Company recorded approximately $1.9 million and $1.3 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment.” The stock compensation expense was recorded as follows:

	Three Months Ended
	March 31,
	2007	2006
Cost of goods sold	$0.1	$—
Selling, general and administrative expenses	1.8	1.3

Total stock compensation expense	$1.9	$1.3

2. LONG-TERM DEBT
     Long-term debt consisted of the following at March 31, 2007 and December 31, 2006:

	March 31,	December 31,
	2007	2006
Credit facility	$114.3	$111.4
6 7/8% Senior subordinated notes due 2014	267.1	264.0
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	6.9	7.0

	790.9	785.0
Less: Current portion of long-term debt	(6.3)	(6.3)
1 3/4% Convertible senior subordinated notes due 2033	(201.3)	(201.3)

Total long-term debt, less current portion	$583.3	$577.4

3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at March 31, 2007 and December 31, 2006 were as follows:

	March 31,	December 31,
	2007	2006
Finished goods	$568.5	$468.7
Repair and replacement parts	351.1	331.9
Work in process	76.5	59.8
Raw materials	231.4	204.5

Inventories, net	$1,227.5	$1,064.9

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $419.8 million at March 31, 2007 and $429.6 million at December 31, 2006. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $6.7 million and $6.5 million for the three months ended March 31, 2007 and 2006, respectively.
     During the second quarter of 2005, the Company completed an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of March 31, 2007, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $116.2 million compared to approximately $124.1 million as of December 31, 2006.
5. EARNINGS PER SHARE
     The Company’s $201.3 million aggregate principal amount of 1 3/4% convertible senior subordinated notes and its $201.3 million aggregate principal amount of 1 1/4% convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock for the excess conversion value using the treasury stock method. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2007 and 2006 is as follows:

	Three Months Ending March 31,
	2007	2006
Basic net income per share:
Net income	$24.5	$17.3

Weighted average number of common shares outstanding	91.3	90.5

Basic net income per share	$0.27	$0.19

Diluted net income per share:
Net income for purposes of computing diluted net income per share	$24.5	$17.3

Weighted average number of common shares outstanding	91.3	90.5
Dilutive stock options and restricted stock awards	0.3	0.2
Weighted average assumed conversion of contingently convertible senior subordinated notes	3.2	—

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	94.8	90.7

Diluted net income per share	$0.26	$0.19

6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2007 and 2006 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
March 31,	America	America	Middle East	Pacific	Consolidated
2007
Net sales	$326.8	$189.3	$780.1	$36.4	$1,332.6
(Loss) income from operations	(7.3)	19.7	47.1	3.1	62.6

2006
Net sales	$320.8	$141.2	$675.2	$32.6	$1,169.8
(Loss) income from operations	(5.4)	11.2	51.3	3.7	60.8

     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended
	March 31,
	2007	2006
Segment income from operations	$62.6	$60.8
Corporate expenses	(11.0)	(11.4)
Stock compensation expense	(1.8)	(1.3)
Restructuring and other infrequent expenses	—	(0.1)
Amortization of intangibles	(4.2)	(4.1)

Consolidated income from operations	$45.6	$43.9

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended March 31, 2007 and 2006:

	Three months ended March 31,
	2007			2006
	Income		Earnings	Income
	From	Net	Per	From	Net	Earnings
	Operations	Income(1)	Share(1)	Operations	Income(1)	Per Share(1)
As adjusted	$45.6	$24.5	$0.26	$44.0	$17.4	$0.19
Restructuring and other infrequent expenses(2)	—	—	—	0.1	0.1	—

As reported	$45.6	$24.5	$0.26	$43.9	$17.3	$0.19

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first quarter of 2006 related primarily to severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway and the United Kingdom.